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                                                                     EXHIBIT 8.2
                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]


                                October 28, 1998


Consilium, Inc.
485 Clyde Avenue
Mountain View, CA  94043

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of a registration statement on Form S-4 of a Proxy Statement/Prospectus (the "Registration Statement") pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 12, 1998 (the "Reorganization Agreement") by and among Applied Materials, Inc., a Delaware corporation ("Acquiror"), Pennsylvania Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub") and Consilium, Inc., a Delaware corporation (the "Company"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into the Company (the "Merger").

Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to the Company in connection with the preparation and execution of the Reorganization Agreement. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Reorganization Agreement; (2) representations and warranties made to us by Acquiror, Merger Sub and the Company (the "Tax Representation Letters"); and (3) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

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Consilium, Inc.
October 28, 1998
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     1.   Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us (including, but not limited to the Tax Representation Letters) are true and correct as of the date hereof and at the Effective Time, and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations;

     4. The Merger will be consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the material provisions thereof), will be effective under the applicable state law, and will be reported by Acquiror and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. An opinion of Cooley Godward LLP, counsel to Acquiror, substantially identical in substance to this opinion, has been delivered and not withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that:

     1. For federal income tax purposes, the Merger will be constitute a reorganization within the meaning of Section 368(a) of the Code; and

     2. Subject to the foregoing and the fact that the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences" (the "Discussion") is a summary and does not purport to discuss all possible United Stated federal income tax consequences of the Merger and sets forth additional limitations, qualifications, assumptions and caveats, the Discussion sets forth the material United States federal income tax consequences of the Merger to holders of Consilium Common Stock who exchange such stock for Applied Materials Common Stock pursuant to the Reorganization Agreement.

This opinion does not address the various state, local or foreign tax consequences that may result

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Consilium, Inc.
October 28, 1998
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from the Merger or other transactions contemplated by the Reorganization
Agreement. In addition, no opinion is expressed as to any federal income tax consequences of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you only for the purposes stated. It is intended for the benefit of the Company and the stockholders of the Company and may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto.


Very truly yours,



/s/ GRAY CARY WARE & FREIDENRICH LLP